MICHAEL T. STUDER CPA P.C.
18 East Sunrise Highway
Freeport, NY 11520
Phone: (516) 378-1000
Fax: (516) 546-6220

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
China Private Equity Acquisition Corp.

I consent to the use in the Registration Statement on Form10-SB of my report dated October 31, 2007 included therein relating to the financial statements of China Private Equity Acquisition Corp. for the period July 18, 2007 (inception) to September 30, 2007.

/s/ Michael T. Studer CPA P.C.
Freeport, New York	Michael T. Studer CPA P.C.
November 28, 2007